Exhibit 99.B(d)(90)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

SSgA Funds Management, Inc.

Dated October 11, 2005

As amended January 26, 2012, March 30, 2012 and December 10, 2013

SEI INSTITUTIONAL INVESTMENTS TRUST

 Large Cap Index Fund

Extended Market Index Fund

Dynamic Asset Allocation Fund

S&P 500 Index Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

SSgA Funds Management, Inc.

Dated October 11, 2005

As amended January 26, 2012, March 30, 2012 and December 10, 2013

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	SSgA Funds Management, Inc.

By:	By:

/s/ Stephen Beinhacker	/s/ Ellen M. Needham

Name:	Name:

Stephen Beinhacker	Ellen M. Needham

Title:	Title:

Vice President	President